Exhibit 10.21

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

THIS PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made by and between FileNet Corporation, a Delaware corporation (the “Company”), and _______________ (“Holder”), effective as of ___________, 2006 (“Grant Date”).

WHEREAS, the Company wishes to award to Holder Performance Restricted Stock Units (“Units”) under the Amended and Restated 2002 Incentive Award Plan of FileNet Corporation, as amended or restated from time to time (the “Plan”); and

WHEREAS, the Committee appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to award the Units provided for herein to Holder as an inducement to enter into or remain in the service of the Company and as an incentive for increased focused efforts during such service;

WHEREAS, the Fair Market Value of a share of Common Stock underlying each Unit is $25.58, based on the average of the high and low sales price for a share of Common Stock on the Grant Date; and

WHEREAS, the Plan currently limits the number of Restricted Stock awards that may be granted under the Plan, such that an amendment of the Plan, which, in part, increases the number of Units that may be granted under the Plan, is being presented to the Company’s stockholders for approval at the 2006 Annual Meeting of Stockholders (the “Plan Amendment”) and, if the Plan Amendment is not so approved by the Company’s stockholders, then the number of Units granted to Holder under this Agreement shall be automatically reduced, without payment to Holder, as specified in this Agreement.

NOW, THEREFORE, in consideration of past services and of the mutual covenants herein contained, and such other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.             DEFINITIONS

Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.

Section 1.01	Change in Control.

“Change in Control” shall mean a change in the ownership or control of the Company within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto effected through any of the following transactions:

(i)            a merger or consolidation approved by the Company’s stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)          any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company;

(iii)         the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or

(iv)         a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Section 1.02	[CIC Letter Agreement.

“CIC Letter Agreement” shall mean that certain letter agreement between Holder and the Company dated May 15, 2003 pursuant to which the Company has agreed to provide Holder with certain payments and benefits following a Change in Control, as the same agreement may be amended, supplemented or restated from time to time.1

Section 1.03	Payment Date.

“Payment Date” shall mean the date on which the shares of Common Stock are issued to Holder with respect to vested Units, in accordance with the provisions of Sections 3.03 and 4.02, as applicable.

Section 1.04	Performance Period.

“Performance Period” shall mean (i) January 1, 2006 through December 31, 2006, with respect to the 2006 Max Annual Tranche, (ii) January 1, 2007 through December 31, 2007, with respect to the 2007 Max Annual Tranche, and (iii) January 1, 2008 through December 31, 2008, with respect to the 2008 Max Annual Tranche.

Section 1.05	Termination of Service.

“Termination of Service” shall mean a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Secretary of the Treasury) with the Company or Subsidiary employing Holder as of the Grant Date. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including without limitation, whether a Termination of Service has occurred.

__________________

[1]	For those Holders who are a party to a CIC Letter Agreement.

ARTICLE II.            ISSUANCE OF UNITS

Section 2.01	Issuance of Units.

In consideration of the past services rendered to the Company and for other good and valuable consideration, on the Grant Date the Company agrees to and does hereby issue to Holder ___________ (____) Units, representing rights to acquire shares of Common Stock subject to the vesting requirements and other conditions set forth in this Agreement. Notwithstanding the foregoing, Holder understands and agrees that if the Company’s stockholders do not approve the Plan Amendment at the Company’s 2006 Annual Meeting of Stockholders, _____________ (______) of Holder’s Units, representing the 2/3 of the original grant amount and the Max Annual Tranche Amounts for fiscal 2007 and fiscal 2008, shall be automatically forfeited and cancelled, effective as of the date of the 2006 Annual Meeting of Stockholders, without payment to Holder, and Holder hereby consents to such forfeiture and cancellation.

Section 2.02	No Right to Continued Employment.

Nothing in this Agreement or in the Plan shall confer upon Holder any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

Section 2.03	Adjustments in Units.

The Committee may adjust the Units, Dividend Equivalents and underlying securities in accordance with the provisions of Section 11 of the Plan.

ARTICLE III.          VESTING

Section 3.01	Vesting of Units.

(a)          Subject to Sections 3.03 and 3.04, the Units shall vest in such amounts based upon the Company’s annual performance compared to specified performance criteria targets for each of the 2006, 2007 and 2008 fiscal years, each of which is a Performance Period hereunder. For purposes of this Agreement, the Company’s annual operating income metrics for the Performance Period, and the Company’s revenue growth for the Performance Period over the prior fiscal year, each as defined on Schedule I attached hereto, are the two designated performance criteria (the “Performance Criteria”). The maximum number of Units that may vest based on actual Company performance against target under the Performance Criteria for each such Performance Period is ________ Units, representing one third of the initial grant amount (the “Max Annual Tranche”). If any of the Units in a Max Annual Tranche do not vest for a particular Performance Period, they are not carried forward and they are automatically cancelled, expire and forfeited, without any payment to Holder. Except as provided in Section 3.03 below, in no event will Holder vest in Units in excess of the Max Annual Tranche for a Performance Period.

(b)          The targets for both of the Performance Criteria are divided into 4 tiers, and are set forth on Schedule I attached hereto. Units will vest only based upon the Company meeting the specified targets for both Performance Criteria within a tier for the Performance Period, with the number of Units vesting based on the lowest tier (or lowest performance within tier 3 and 4, as applicable) in which both such targets have been achieved, all in accordance with Schedule I attached hereto. Satisfaction of the individual targets for both Performance Criteria at tier 1 will result in 15% vesting of the Units, satisfaction of the individual targets for both Performance Criteria at tier 2 will result in 40% vesting of the Units; satisfaction of the targets for both Performance Criteria at tier 3 will result in 75% vesting of the Units and satisfaction of the targets for both Performance Criteria at tier 4 will result in 100% vesting. Actual performance that exceeds both Performance Criteria targets for tier 2 will be determined ratably within the applicable tier based on the Performance Criteria as to which the Company’s performance is lowest when compared to the target for that tier, in accordance with the provisions set forth on Schedule I attached hereto. The targets are expressed, and the measurements of performance are to be determined, in terms of a single Performance Period.

(c)          Notwithstanding the provisions of Sections 3.01(a) and (b) above, and except as provided in Section 3.03, none of the Max Annual Tranche Units for a Performance Period shall vest unless Holder is employed by the Company (or one of its subsidiaries) as of the last day of the Performance Period.

(d)          Within 60 days following the end of the Performance Period, the Chief Financial Officer of the Company, in consultation with the Company’s independent auditors, will determine the Company’s actual performance under each of the Performance Criteria for such Performance Period based on the Company’s audited financial statements. No later than the 10th day of the third month of the year following the Performance Period and, to the extent feasible, on a date that is within the Company’s open window for trading in Company securities, the Committee will review the CFO’s determinations and certify in writing the extent of the Company’s actual performance as compared to the two Performance Criteria targets and certify the number, if any, of the Max Annual Tranche Units that vest for such Performance Period. The date upon which the Committee makes this certification is referred to as the “Certification Date.” Upon the Certification Date, and provided that Holder has continued to be employed by the Company (or one of its Subsidiaries) through and including the applicable period specified in Section 3.01(c) above, Holder will have a right to the number of shares of Common Stock equal to the number of Units that so vested, as certified by the Committee, free and clear of any restrictions.

Section 3.02	Forfeiture of Units - Termination of Service.

Upon a Termination of Service of Holder, all unvested Units shall be automatically forfeited and cancelled effective as of such Termination of Service, without payment to Holder, and Holder shall not have any further rights or entitlements to such Units or otherwise under this Agreement; provided, however, that if the Termination of Service occurs after the end of a Performance Period and prior to the Certification Date for such Performance Period, Holder shall vest in the number of Units in the Max Annual Tranche for such Performance Period to the extent the Committee so certifies vesting in Units for such Performance Period in accordance with Section 3.01 and Schedule I attached hereto, and the remaining Units that do not so vest shall be automatically forfeited and cancelled.

Section 3.03          Acceleration of Vesting of Units Upon a Change in Control.

(a)          Subject to Section 4.04, upon a Change in Control (the “Acceleration Event”), all then unvested Units allocated to tiers 1, 2 and 3 of the Max Annual Tranches for the then current Performance Period and all remaining Performance Periods (the “Accelerated Units”) shall be and become vested in full, and all then unvested Units allocated to tier 4 of the Max Annual Tranches for the then current Performance Period and all of the remaining Performance Periods shall be automatically forfeited and canceled, each effective upon such Change in Control, and Sections 3.01 and 3.02 shall no longer be of any further force or effect. If an Acceleration Event occurs after the end of a Performance Period and prior to the Certification Date for such Performance Period, Holder shall vest in the number of Units in the Max Annual Tranche for such Performance Period to the extent the Committee so certifies vesting in Units for such Performance Period in accordance with Schedule I attached hereto, and the remaining Units in the Max Annual Tranche for such Performance Period that do not so vest shall be automatically forfeited and cancelled.

(b)         If a Deferral Election has been made by Holder pursuant to Section 4.02(c), and the Deferral Election concerns any of the Accelerated Units, the shares of Common Stock issuable as a result of the Acceleration Event with respect to such Accelerated Units shall be issued to Holder in accordance with such Deferral Election. If a Deferral Election has not been made by Holder with respect to the Accelerated Units, the shares of Common Stock issuable, as a result of the Acceleration Event, shall be issued to Holder as soon as reasonable practicable following the Acceleration Event, but in no event later than the 15th day of the third month of the year following the year in which such Accelerated Units vest.

For each Holder who is a party to a CIC Letter Agreement:

(c)          (i)           Holder and the Company agree that, notwithstanding the provisions of Section 3.03(a), in determining the number of Units subject to accelerated vesting as a result of the Acceleration Event, Holder and the Company shall apply the provisions of the CIC Letter Agreement and paragraph (ii). The Accelerated Units shall be taken into consideration in applying the limitation on benefits under Part Three, Paragraph [2][1]2 of the CIC Letter Agreement, and Holder understands and agrees that the Accelerated Units may be reduced in accordance with paragraph (ii).

(ii)         If it shall be determined under Part Three, Paragraph [2][1] of the CIC Letter Agreement that the net after-tax benefit that Holder would receive if Holder received all of the “Payments” would be less than the net after-tax benefit that Holder would receive if the “Parachute Value” of all “Payments” did not exceed the “Safe Harbor Amount,” then the Accelerated Units that otherwise would become vested upon the Acceleration Event shall be reduced so that the “Parachute Value” of all “Payments,” in the aggregate, equals the “Safe Harbor Amount.” The reduction of the Accelerated Units under this paragraph (ii), if applicable, and any reduction in the amounts payable pursuant to Part Three, Paragraph [2][1] of the CIC Letter Agreement, shall be made in such a manner as to maximize the “Value” of all “Payments” actually made to Holder. If based on this paragraph (ii) the Accelerated Units are reduced, and it is subsequently determined that this paragraph (ii) does not apply because the reduction of the Accelerated Units, and the reduction in the amounts payable under the CIC Letter Agreement pursuant to Part Three, Paragraph [2][1] of the CIC Letter Agreement, would not result in a reduction of the “Parachute Value” of all “Payments” to the “Safe Harbor Amount,” the Accelerated Units previously reduced under this paragraph (ii) shall become vested and shall be payable in accordance with Section 3.03(b). [In addition, Holder shall be entitled to the “Gross -Up Payment” as defined in and in accordance with Part Three, Paragraph 1 of the CIC Letter Agreement.3

___________________

[2]

For each reference to “Paragraph [2][1]” in this Section 3.03, Paragraph 2 shall be the appropriate reference for Mr. Roberts, while the appropriate reference for all other executive officers is to Paragraph 1.

(iii)        If the reduction of the Accelerated Units, and the reduction in the amounts payable under the CIC Letter Agreement pursuant to Part Three, Paragraph [2][1] of the CIC Letter Agreement, would not result in a reduction of the “Parachute Value” of all “Payments” to the “Safe Harbor Amount,” the Accelerated Units shall not be reduced under paragraph (ii). [In addition, Holder shall be entitled to the “Gross -up Payment” as defined in and in accordance with under Part Three, Paragraph 1 of the CIC Letter Agreement.4

(iv)         For purposes of this Section 3.03(c), the terms “Parachute Value,” “Payment,” “Safe Harbor Amount” and “Value” shall have the meanings contained in the CIC Letter Agreement. In addition, all determinations required to be made under this Section 3.03(c) shall be made in accordance with Part Three of the CIC Letter Agreement.

For each Holder who is NOT party to a CIC Letter Agreement:

(c)         Holder and the Company agree that, notwithstanding the provisions of Section 3.03(a), in determining the number of Units subject to accelerated vesting as a result of the Acceleration Event, Holder and the Company must apply the limitation on benefits under Schedule III hereto, and Holder understands and agrees that the Accelerated Units may be reduced in accordance with Schedule III hereto.

Section 3.04	Negative Discretion.

Notwithstanding Section 3.01 and Schedule I, the Committee has reserved the right to reduce the number of Units that would otherwise vest in accordance with Section 3.01 and Schedule I, or to increase the performance targets for fiscal 2007 or fiscal 2008 or add additional performance criteria and targets for fiscal 2007 and fiscal 2008, as the Committee, in the exercise of its discretion, deems advisable. This negative discretion may be exercised by the Committee with respect to the Units in an Max Annual Tranche for a Performance Period at any time prior to and through the Certification Date for such Performance Period.

ARTICLE IV.               ISSUANCE OF SHARES; DIVIDEND EQUIVALENTS; ADJUSTMENTS

Section 4.01	Dividend Equivalents.

The Company hereby grants to Holder dividend equivalents, representing the right to be paid in cash or shares of Common Stock, at the Committee’s election, with respect to each Unit that vests pursuant to Section 3.01 or 3.03 above, in an amount equal to the aggregate amount of dividends, if any, paid to the Company’s stockholders on one share of Common Stock where the record dates for such dividends paid occurred during the period from the Grant Date through and including the Payment Date (“Dividend Equivalents”). All Dividend Equivalents shall terminate as of the Payment Date. Dividend Equivalents shall not be paid to Holder for any Units that do not vest pursuant to Section 3.01 or 3.03 above.

Section 4.02	Issuance of Shares of Common Stock; Deferral Election.

(a)          Subject to Sections 5.02 and 5.04, the Company shall issue to Holder one share of Common Stock for each Unit that vests pursuant to Section 3.01 or 3.03 above.

____________________________________

[3]	Applicable to Mr. Roberts only.

[4]	Applicable to Mr. Roberts only.

(b)          Subject to Section 4.02(c), the shares of Common Stock issuable to Holder as a result of the vesting of Units in accordance with Section 3.01 shall be issued on a payment date determined by the Company that is within 5 days following the Certification Date for such Units.

(c)         Notwithstanding paragraph (b) of this Section 4.02, Holder shall have the right to make a timely election to defer the issuance of all or a portion of the shares of Common Stock otherwise issuable to Holder as a result of the Units vesting pursuant to Section 3.01 above, pursuant to a timely election in the form of the Deferral Election attached hereto as Schedule II (the “Deferral Election”). To the extent that any of the shares of Common Stock covered by such Deferral Election are issuable as a result of accelerated vesting of Units pursuant to an Acceleration Event as provided in Section 3.03, such shares of Common Stock shall continue to be covered by such Deferral Election and shall be issued to Holder in accordance with such Deferral Election. Subject to compliance with Sections 5.02 and 5.04, in the event Holder makes a timely Deferral Election, the Payment Date for such shares specified on the Deferral Election shall be a date selected by the Company that is within 5 business days following the first to occur of the following distribution events:

(i)    The date of Holder’s Termination from Service (or, in the event Holder is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date which is six months following Holder’s Termination from Service),

(ii)   The date on which Holder becomes Disabled (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto); or

(iii)	The date of Holder’s death.

A Deferral Election is only valid as to those shares of Common Stock as to which Holder becomes entitled as a result of the vesting of Units. If any of the foregoing distribution events occur before a Max Annual Tranche vests, Holder will not be entitled to shares of Common Stock with respect to such Max Annual Tranche or any succeeding Max Annual Tranches, unless otherwise provided for herein.

(d)          Also on each Payment Date, in satisfaction of all Dividend Equivalents granted to Holder under this Agreement, the Company shall pay to Holder in cash or shares of Common Stock an amount equal to the Dividend Equivalents relating to the number of shares of Common Stock actually paid and issued to Holder on such Payment Date in respect of Holder’s vested Units.

Section 4.03	Changes to Form or Time of Distribution.

Except as otherwise provided herein, the time and form of distribution of shares of Common Stock with respect to the vested Units under this Agreement shall be as set forth in the this Agreement and if applicable, the Deferral Election, and may only be changed in compliance with the requirements of Section 409A(a)(4)(C) of the Code and the Treasury Regulations thereunder, and only with the prior written consent of the Company’s General Counsel.

Section 4.04          Adjustment to Units if the Plan Amendment is Not Approved.

In the event the Company’s stockholders do not approve the Plan Amendment at the Company’s 2006 Annual Meeting of Stockholders, the Max Annual Tranche for the fiscal 2007 Performance Period and the Max Annual Tranche for the fiscal 2008 Performance Period shall be automatically forfeited and cancelled, without any consideration to Holder, effective as of the Company’s 2006 Annual Meeting of Stockholders, and this Agreement shall terminate and be of no further force and effect as of the Payment Date, or if there is no Payment Date due to the lack of vesting of any of the Max Annual Tranche for the fiscal 2006 Performance Period, as of the Certification Date for the Max Annual Tranche for such Performance Period.

ARTICLE V.            MISCELLANEOUS

Section 5.01	Administration.

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

Section 5.02	Conditions to Issuance of Stock.

The shares of Common Stock issued to Holder pursuant to this Agreement may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(ii) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Committee shall, in its absolute discretion, deem necessary or advisable; and

(iii)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(iv) The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience; and

(v)	The receipt by the Company of payment of any applicable withholding tax.

Section 5.03	No Rights as Stockholder.

Holder shall not have any rights of a stockholder with respect to the Units or the underlying securities until such time as the shares of Common Stock are issued to Holder on the Payment Date following the vesting of Units. Thus, Holder will not have any right to vote the shares of Common Stock underlying such Units, nor, except as provided in Section 4.01 regarding Dividend Equivalents, the right to receive any dividends or other distributions made with respect to the Common Stock underlying the Units.

Section 5.04	Withholding Tax.

Holder agrees that in the event the issuance of the Units, the vesting of the Units or the issuance of shares of Common Stock results in Holder’s realization of income which for federal, state or local income tax purposes is, in the opinion for the Company, subject to withholding of tax at source by the Company, Holder will pay to the Company in cash or be check an amount equal to such withholding tax or from shares of Common Stock issuable as a result of the vesting of Units or in satisfaction of Dividend Equivalents.

Section 5.05	Restriction on Transfer of Units.

Holder shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign any Units or the underlying securities (or any rights with respect thereto). Neither the Units nor any interest or right therein or part thereof or underlying security shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect.

Section 5.06	Notices.

Any notice to be given by Holder under the terms of this Agreement shall be addressed to the Secretary or his or her office. Any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall be deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or when delivered to a courier that guarantees overnight delivery.

Section 5.07	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.08          Construction.

This Agreement shall be administered, interpreted and enforced under the internal laws of the state of California. The terms of any change in control, employment or severance agreement, including, without limitation, the CIC Letter Agreement, to the extent such other agreement provides benefits that are in addition to or more favorable to Holder than those provided in this Agreement, shall supersede and control over the terms of this Agreement.

Section 5.09	Conformity to Securities Laws.

Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Units is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Units shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.10	Amendments.

This Agreement and the Plan may be amended without the consent of Holder provided that such amendment would not terminate, impair or adversely affect any rights of Holder under this Agreement.

Section 5.11	Compliance in Form and Operation.

This Agreement, the Deferral Election and the Units are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder, and Section 162(m) of the Code and the Treasury Regulations thereunder, and shall be interpreted in a manner consistent with that intention.

Section 5.12	Unfunded, Unsecured Obligations.

The obligations of the Company under the Plan and this Agreement shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Holder or any other person. Holder shall have only the rights of a general, unsecured creditor of the Company with respect to the Units, unless and until shares of Common Stock shall be distributed to Holder under the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

FILENET CORPORATION,

a Delaware corporation

By

Title________________________________

HOLDER

_____________________________

(Name of Holder)

Holder’s Taxpayer Identification Number (SSN):_________________________________

SCHEDULE II

DEFERRAL ELECTION

UNDER THE PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

WITH FILENET CORPORATION (the “Company”)

Name of Participant:
Grant Date: March 9, 2006	Restricted Stock Units

I understand that I have the right to defer the receipt of any shares of Common Stock of FileNet Corporation issuable as a result of the vesting of any of the Restricted Stock Units (“Units”) specified above and granted to me on the Grant Date. In order to make such deferral, I must make my deferral election (the “Deferral Election”) on this form. I understand that vesting of the Units is based on the Company’s performance when compared to specified targeted performance goals and that none of the Units or only a portion of the Units may actually vest and be issuable as shares of Common Stock of FileNet Corporation. I understand that the Performance Restricted Stock Unit Agreement evidencing the Units granted to me on the Grant Date (the “Unit Agreement”), contain important terms and conditions concerning my Units, and I am familiar with such terms and conditions.

I understand that my total Units are divided into three separate and distinct Max Annual Tranches of Units, and that all or a portion of a single Max Annual Tranche of Units may vest based on each of fiscal 2006, fiscal 2007 and fiscal 2008 Company performance. Each Max Annual Tranche thus will have a different vesting date. I understand that I may elect to defer the issuance of shares resulting from the vesting of Units for each Max Annual Tranche. I also understand that in the event of a Change in Control (as defined in the Unit Agreement), vesting of certain of my Units may be accelerated and the remaining Units will be forfeited. I understand that this Deferral Election will be valid for any shares of Common Stock issuable to me as a result of accelerated vesting of my Units due to a Change in Control.

I understand that (i) in order for my Deferral Election to be effective for the Max Annual Tranche for the fiscal 2006 Performance Period, I must make my election regarding those Units no later than June 1, 2006; (ii) in order for my deferral election to be effective for the Max Annual Tranche for the fiscal 2007 Performance Period, I must make my election regarding those Units no later than December 31, 2006; and (iii) in order for my deferral election to be effective for the Max Annual Tranche for the fiscal 2008 Performance Period, I must make my election regarding those Units no later than December 31, 2007. If I do not timely complete and return a Deferral Election form within such time periods for such Units, then the shares of Common Stock issuable as a result of the vesting of such Units, if any, will be issued to me in accordance with the provisions of the Unit Agreement. I understand that absent a valid Deferral Election, the issuance of shares with respect to any vested Units will occur shortly following the Certification Date for such Max Annual Tranche of Units, or following the Change in Control, as applicable, all as provided in the Unit Agreement.

If I elect to defer the shares of Common Stock issuable upon the vesting of any of my Units, such shares of Common Stock, if any, will be issued to me within 5 business days following the first to occur of the following distribution events:

(i)           The date of my Termination from Service (or, in the event I am a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date which is six months following my Termination from Service),

(ii)          The date on which I become Disabled (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto); or

(iii)	The date of my death.

My deferral election is only valid as to those shares of Common Stock as to which I become entitled as a result of the vesting of my Units. If any of the foregoing distribution events occur before the end of the Performance Period for a Max Annual Tranche, except as provided with under Section 3.03 of the Agreement, I will not be entitled to shares of Common Stock with respect to such Max Annual Tranche or any other unvested Max Annual Tranches.

Deferral Election

I elect to defer the issuance of the shares of Common Stock that become issuable to me upon the vesting of my Units for the following Max Annual Tranches and in the following percentages for each such tranche:

;	Max Annual Tranche for the fiscal 2006 Performance Period

Deferral Percentage: ________%

Max Annual Tranche for the fiscal 2007 Performance Period

Deferral Percentage: ________%

;	Max Annual Tranche for the fiscal 2008 Performance Period

Deferral Percentage: ________%

(The Deferral Percentage is the percentage of the Max Annual Tranche Units that vest and become issuable as shares of Common Stock, the receipt of which shares is being deferred by this election. This percentage must be a whole percentage from 0% to 100%.)

I understand that if I do not complete and return to the Company a deferral election as of June 1, 2006 for the 2007 Performance Period or for the 2008 Performance Period, I will have an opportunity to make a subsequent Deferral Election for such Performance Periods or to change the Deferral Election made herein with respect to such 2007 Performance Period and the 2008 Performance Period. Such subsequent Deferral Election or changed Deferral Election with respect to such 2007 Performance Period and the 2008 Performance Period will be required to be made before the commencement of the applicable Performance Period. If I do not complete and return to the Company a deferral election as of June 1, 2006 for the 2006 Performance Period, then no Deferral Election is permitted with respect to those Units.

I understand that the distribution of shares of Common Stock to me will result in a tax liability and I have considered this and the Company’s policies regarding trading blackout periods in making this election. I further understand that in general I will not be able to make any change to my Deferral Election after the dates set forth herein regarding when such elections must be made.

I understand that my elections set forth in this Deferral Election apply only with respect to the shares of Common Stock issuable to me as result of the vesting of my Units, as elected, and that such election will not effect the issuance of any other shares of Common Stock pursuant to any other award I may have received in the past or may receive in the future.

Authorization

I acknowledge that I have reviewed the Plan, the Performance Restricted Stock Unit Agreement, and this Deferral Election in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Deferral Election, and fully understand all provisions of the Plan, the Performance Restricted Stock Unit Agreement and this Deferral Election and agree to be bound by them.

HOLDER:
By:
Print Name:
Address:

Date:

Reminder: You must return this Deferral Election to the General Counsel of FileNet Corporation on or before June 1, 2006